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                                                                   EXHIBIT (b) 1

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  INTRODUCTION

The following unaudited pro forma combined condensed financial information gives effect to the acquisition of all the outstanding shares of common stock of International Payphones, Inc. (a South Carolina corporation), International Payphones, Inc. (a Tennessee corporation) (collectively "IPP"), companies affiliated through common ownership and management, and Paramount Communications Systems, Inc., (a Florida corporation) ("Paramount") for (i) $13,115,040; (ii) 555,589 shares of the Company's Common Stock, par value $.01 ("Common Stock");
(iii) 13,786 shares of 14% Redeemable Convertible Preferred Stock, $60 stated value, ("14% Preferred") immediately convertible into 137,860 shares of Common Stock; (iv) warrants to purchase 297,781 shares of the Company's Common Stock at a nominal exercise price per share ("Nominal Value Warrants"); and (v) assumption of liabilities aggregating $2,490,622. The purchase price included four five year Non-compete Agreements, with an aggregate value of $110,000, with three of IPP's and one of Paramount's former officers.

The acquisitions are being accounted for as a purchase and, therefore, are included in the Unaudited Pro Forma Combined Condensed Balance Sheet as if the transaction had occurred on December 31, 1995 and in the Unaudited Pro Forma Combined Condensed Statement of Operations as if the transaction had occurred on January 1, 1995, and giving effect to the pro forma adjustments described therein.

The unaudited combined condensed pro forma information presented herein may not be indicative of the results that actually would have occurred if the acquisition had occurred on the date indicated, or which may be obtained in the future. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements of the Registrant, IPP and Paramount.


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